Exhibit 10.4
AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement (“Agreement”) is made this 19th day of June 2026, between Jamie M. Schnur (“Executive”) and Lippert Components, Inc. (the “Corporation”), amends and restates the Executive Employment Agreement between Executive and the Corporation dated the 26th day of July 2022, as amended (the “Prior Agreement”) and is effective as of the 19th day of June 2026 (the “Effective Date”). This Agreement’s purposes are to set forth certain terms of Executive’s employment by the Corporation or one of its affiliates and to protect the Corporation’s knowledge, expertise, customer relationships, and confidential information. The Corporation has several divisions and certain relationships with related companies and other affiliates, including but not limited to LCI Industries (“LCI Industries”) and Lippert Components Manufacturing, Inc., as well as other entities (each, an “Affiliate”). To the extent Executive is assigned to an Affiliate by the Corporation, performs services for an Affiliate, and/or has access to confidential or proprietary information of an Affiliate, the term “Corporation” as used in this Agreement only, shall also be deemed to include any other Affiliate to which Executive is assigned, for which Executive performs any services, and/or about which Executive is exposed to confidential or proprietary information during Executive’s employment relationship with the Corporation.

1.Employment and Duties.

A.Employment. The Corporation hereby continues to employ Executive, and Executive accepts continued employment, under this Agreement’s terms, for the period beginning the Effective Date and ending on the date Executive’s employment is terminated pursuant to the terms of Section 3 of this Agreement (the “Employment Period”). The principal place of employment and the location of Executive’s principal office and normal place of work shall be at the Corporation’s principal executive offices within Elkhart County or St. Joseph County, Indiana. Given the geographic scope of the Corporation’s business and the fact that Executive’s duties and responsibilities will be as co-extensive, geographically, as the scope of the Corporation’s business, Executive will be expected to travel to other locations, as necessary, in the performance of Executive’s duties; provided, however, Executive shall at no time be required to change the locale of his residence without his consent.

B.Title and Duties. Executive will be employed as the President - Aftermarket & Technology Groups of Lippert Components, Inc., will be duly appointed an officer of Lippert Components, Inc., and will report directly to the President & Chief Executive Officer of Lippert Components, Inc. Executive will perform such duties, and exercise such supervision and control with regard to the business of the Corporation, as are commonly associated with Executive’s position. Executive will devote substantially all of Executive’s business time and energy to Executive’s duties at the Corporation. Executive will maintain operations in Executive’s area of responsibility, and make every reasonable effort to ensure that the employees within that area of responsibility act, in compliance with applicable law and the

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Corporation’s Guidelines for Business Conduct, as amended from time to time. Executive is subject to all of the Corporation’s employment policies and procedures (except as specifically superseded by this Agreement).

2.Compensation and Benefits.

A.Base Salary. Executive’s initial aggregate annual base salary will be $777,650, less applicable withholdings and deductions, payable according to the Corporation’s regular payroll schedule. Executive’s base salary shall be reviewed annually and may be increased in the Corporation’s sole discretion from time to time.

B.Short-term Incentive Compensation. Executive will be eligible to participate in the Corporation’s management incentive compensation plans, adopted by the Corporation from time to time, in the Corporation’s discretion and in accordance with such plans’ terms and conditions. Executive’s target short-term incentive compensation for fiscal year 2026, payable in fiscal year 2027, shall be equal to $1,362,000. The target(s) necessary to earn such incentive compensation shall be established by the Corporation in its 2026 management incentive compensation plans.

C.Equity Awards. Executive will be eligible for stock-based awards in the Corporation’s discretion from time to time. The total amount of Executive’s target stock-based awards for fiscal year 2026, granted in fiscal year 2026, shall be equal to $846,800, in restricted stock unit (“RSU”) value and $1,270,200 in performance stock unit (“PSU”) value. The RSUs and PSUs shall be governed by those certain award agreements entered into between the Executive and the Corporation upon the grant of such awards. The target(s) necessary to earn such stock-based awards shall be established by the Corporation in its 2026 management incentive compensation plans.

D.Employee Benefits. Executive will be eligible to participate in the Corporation’s employee welfare plans (health, dental, life, short-term and long-term disability insurance coverage), retirement or savings plans, and other benefit plans on the same basis as other similarly situated executives, in accordance with the terms of the plans. The Corporation reserves the right to amend or discontinue any plan or policy at any time in its sole discretion. Executive agrees to have an annual comprehensive physical examination at the expense of the Corporation (to the extent not covered by insurance) by a physician of his choice. In addition to the Corporation’s generally available benefits, the Corporation shall provide Executive, at the Corporation’s expense during the term of Executive’s employment:

i. The Executive shall be eligible to participate in any pension, retirement, deferred compensation, or profit-sharing plan adopted by the Corporation for the benefit of its executives.

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ii.To supplement standard long-term disability coverage, the Corporation shall maintain, to the extent such coverage is available on commercially reasonable terms (as determined by the Corporation in its discretion), at no cost to Executive, disability insurance (subject to the terms and conditions of the underlying policy) providing for weekly payments to Executive, in the event Executive shall fail or be unable to perform his obligations hereunder, in the amount of not less than $120,000 per year. Such payments shall continue for the maximum available term after the commencement of disability.

iii.The Corporation will provide an automobile allowance of $750 per month, less applicable withholdings, in accordance with the Corporation's automobile policy, together with reimbursement for gasoline, on presentation of expense vouchers, to be used in connection with the business of the Corporation.

iv.Executive shall be entitled to a vacation in each year during the Employment Period of not less than 3 weeks. Executive shall not be entitled to any additional payout for unused vacation during any given year.

E.Expenses. All travel and other expenses incident to the rendering of services by Executive hereunder in accordance with the travel policies of the Corporation will be paid by the Corporation. If any such expenses are paid in the first instance by Executive, the Corporation will reimburse him therefore on presentation of expense vouchers.

3.Term and Termination of Employment.

A.Term. This Agreement shall continue in full force and effect during the Employment Period until terminated as set forth under Section 3.B below.

B.Termination.

i.By Mutual Agreement. The parties may terminate Executive’s employment at any time by mutual agreement.

ii.By the Corporation without Cause. The Corporation may terminate Executive’s employment without Cause upon 90 days’ prior written notice.

iii.By the Corporation with Cause. The Corporation may terminate Executive’s employment at any time for Cause. “Cause” means (a) Executive is convicted of a felony, (b) Executive materially violates any material Corporation policy, and such violation is substantiated by independence evidence, (c) Executive engages in serious misconduct that causes economic and/or reputational harm to the Corporation, and such misconduct is substantiated by independent evidence, or (d) Executive willfully refuses to attempt the good faith discharge of Executive’s duties or responsibilities for the Corporation, and such refusal continues after Executive receives written

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notice from the Corporation specifying the failure and providing a reasonable opportunity to cure. In such event, Executive shall be entitled to no further compensation or payments from the Corporation other than earned but unpaid salary or benefits. In any instance where the Corporation may have grounds for Cause, failure by the Corporation to provide written notice of the grounds for Cause within 120 days of discovery shall be a waiver of its right to assert the subject conduct as a basis for termination for Cause.

iv.By Executive without Good Reason. Executive may resign and terminate Executive’s employment at any time for any reason, including due to Executive’s retirement, upon 90 days’ prior written notice. In such event, Executive shall be entitled to no further compensation or payments from the Corporation other than earned but unpaid salary or benefits.
v.By Executive for Good Reason. Executive may terminate Executive’s employment for Good Reason, as defined below, upon at least 90 days’ prior written notice. For the avoidance of doubt, in the case of an Approved Retirement (as defined below), such notice may be provided before the conditions for Approved Retirement are satisfied. If the circumstances constituting Good Reason are reasonably capable of being remedied, the Corporation will have 90 days to remedy such circumstances. “Good Reason” will exist if the Corporation takes any of the following actions, without Executive’s consent: (a) materially reduces Executive’s base salary other than in connection with a general reduction affecting a group of employees or, to the extent deemed minimally necessary by the Board in good faith, in response to the Board’s failure to receive stockholder approval, on an advisory basis, of the Corporation’s executive compensation program at the Annual Meeting of Stockholders of LCI Industries; (b) moves Executive’s primary work location more than 100 miles; (c) assigns to Executive any duties materially inconsistent in any respect with Executive’s position (including status, offices, titles, and reporting relationships) as contemplated by Section 1 or otherwise makes changes that substantially diminish Executive’s position, authority, duties, or responsibilities, excluding an insulated, insubstantial, and inadvertent action not taken in bad faith and which is promptly remedied by the Corporation; or (d) any other material breach of this Agreement by the Corporation, in each case, that is not remedied within the time period specified above after written notice thereof. In addition, Executive’s Approved Retirement will be considered to be a Termination for Good Reason. “Approved Retirement” will exist if Executive’s employment is terminated for any reason (other than by Executive when grounds for Cause exist or by the Company for Cause) on or following the later of (x) the first anniversary of the Effective Date or (y) earlier of (A) the consummation of a Qualifying CIC or (B) eighteen (18) months following the Effective Date. A “Qualifying CIC” means a Change in Control as defined in the LCI Industries Amended 2018 Omnibus Incentive Plan with respect to which the Corporation (or an Affiliate) has entered into a definitive agreement before the first anniversary of the Effective Date.

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vi.Due to Executive’s Death. Executive’s employment will terminate automatically if Executive dies, effective as of the date of Executive’s death.

vii.Due to Executive’s Disability. The Corporation may, upon 30 days’ prior written notice to Executive from the Corporation, terminate Executive’s employment due to Executive’s physical or mental disability that renders Executive incapable of performing the essential functions of Executive’s job, with or without reasonable accommodation, and which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. The Corporation will determine whether Executive has incurred a disability based on its own good faith determination, and may require Executive to submit to reasonable physical and mental examinations for this purpose. In the absence of agreement between the Corporation and Executive (or his legal representative), each party shall nominate a qualified physician and the two physicians so nominated shall select a third physician who shall make the determination as to disability.

4.Severance and Death/Disability Benefits.

A.Circumstances under Which Severance Benefits Payable. Executive will be entitled to the severance benefits described in Section 4.B (“Severance Benefits”) only if Executive’s employment during the Employment Period is terminated by the Corporation without Cause under Section 3.B(ii) (excluding disability), is terminated by Executive for Good Reason under Section 3.B(v) or is terminated due to Executive’s death under Section 3.B(vi). Whether Executive has had a termination of employment will be determined in a manner consistent with the definition of “Separation from Service” under Section 409A of the Internal Revenue Code of 1986 and its accompanying regulations (“Section 409A”) and will be referred to herein as a “Termination.” For purposes of this Agreement, Executive will be considered to have experienced a Termination as of the date that the facts and circumstances indicate that it is reasonably anticipated that Executive will provide no further services after such date or that the level of bona fide services that Executive is expected to perform permanently decreases to no more than 20% of the average level of bona fide services that Executive performed over the immediately preceding 36-month period. In consideration of the Severance Benefits in this Agreement, Executive waives any payments or benefits to which Executive otherwise might be or become entitled under any severance plan or program of the Corporation.

B.Severance Benefits. Subject to Section 4.C, Executive shall be entitled to the following Severance Benefits if Executive experiences a Termination under the circumstances described in Section 4.A above:

i.An amount equivalent to two times Executive's annual base salary (at the highest annualized rate in effect at any time within two years of the date of Executive's Termination).

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ii.An amount equivalent to two times Executive's average bonus or incentive compensation actually paid to Executive, if any, during the 36-month period immediately preceding his Termination (excluding equity awards, payments under any long-term or similar benefit plan, or any other special or one-time bonus or incentive compensation payments, and provided that the three-year average shall not exceed Executive's then-current annual base salary).

iii.Amounts payable under a then-current management incentive plan will be paid out to Executive in accordance with the terms thereof. All stock-based awards granted to Executive that vest solely on the passage of time and which have not vested as of the date of Executive's Termination shall immediately vest and become exercisable pursuant to the terms thereof. Awards that vest upon the achievement of one or more performance goals, such as performance stock awards, will be treated in accordance with their terms. Notwithstanding the foregoing, the definition of Good Reason set forth in this Agreement shall replace any definition of Good Reason set forth in any stock-based awards granted to Executive.

iv.A lump sum payment, minus applicable deductions, including deductions for tax withholding, to offset costs of COBRA equal to the current COBRA premium in effect at the date of Termination, multiplied by 12, which amount will be paid within 30 days following the Starting Date (defined below).

v.Outplacement services, for a time period (not less than 6 months following the Starting Date (defined below)) established by the Corporation, consistent with those provided to similarly situated executives provided by an outplacement firm selected by the Corporation in its sole discretion, and at the expense of the Corporation.

Except as provided in Section 4.F or as otherwise provided herein, the Severance Benefits in Sections 4.B(i)-(ii) will be paid out, minus applicable deductions, including deductions for tax withholding, in equal weekly payments on the regular payroll cycle over the 24-month period following Executive’s Termination. Except as provided in Section 4.F or as otherwise provided herein, commencement of the Severance Benefits shall begin on the first payroll date following the date on which Executive’s release of claims under Section 4.C becomes effective (but only if such release becomes effective within the 75-day period following Executive’s Termination) (the “Starting Date”); provided, that the payment of Severance Benefits required under this Section 4 shall be made or commence (as applicable) in the second calendar year if such 75-day period begins in one calendar year and ends in the subsequent calendar year. If Executive revokes or does not sign the Release Agreement during such 75-day period, no severance or other benefits shall be payable hereunder. The first payment on the Starting Date shall include those payments that would have been previously paid if the payments of the severance compensation had begun on the first payroll date following the date of Executive’s

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Termination. Executive’s entitlement to the payments of the severance compensation described in Sections 4.B(i)-(ii) shall be treated as the entitlement to a series of separate payments for purposes of Section 409A. Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise; nor shall the amount of any payment or benefit provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by any other benefits received by Executive from another employer, except as provided in Section 4.C below.

C.Separation Agreement and Release Required. In order to receive any Severance Benefits or Disability Benefits (defined in Section 4.E below) under this Agreement, Executive must timely sign and not revoke a separation agreement and release of claims (containing a full and complete release by Executive of any and all claims of every kind and nature against the Corporation) in a form acceptable to and determined by the Corporation in its discretion. The Corporation shall provide to Executive a form of separation agreement and release of claims no later than three (3) days following Executive’s date of Termination. If Executive does not timely execute and deliver to the Corporation such separation agreement and release, or if Executive does so, but then revokes it if permitted by and within the time required by applicable law, the Corporation will have no obligation to pay or provide any of the Severance Benefits or Disability Benefits to Executive. It is expressly understood that the Corporation’s payment obligations under Section 4.B or 4.E, respectively, shall cease in the event Executive breaches any of his agreements in Section 5 hereof and, in the event of any such breach, Executive shall repay in cash immediately to the Corporation any amounts previously paid to Executive under Section 4.B or 4.E, respectively.

D.Death Benefits. In addition to earned but unpaid salary and benefits, Executive (and his estate, beneficiaries, or any other person legally claiming through him) shall be entitled to the Severance Benefits if Executive experiences a Termination because of death, subject to Executive’s estate executing and not revoking the release of claims pursuant to Section 4.C above.

E.Disability Benefits. In addition to earned but unpaid salary and benefits, Executive shall be entitled to the following compensation if Executive experiences a Termination because of disability (“Disability Benefits”): The Corporation shall pay to Executive (i) the difference between Executive’s base salary and the amount of disability payments received by the Executive pursuant to disability insurance provided in accordance with this Agreement, for a period of one year from the date of Executive’s Termination, and (ii) Executive’s incentive compensation (excluding equity awards), which Executive would have been entitled to receive at the completion of the year of Executive’s Termination but for such termination. Except as provided in Section 4.F or as otherwise provided herein, the base salary portion of Disability Benefits will be paid out, minus applicable deductions, including deductions for tax withholding, in equal weekly payments on the regular payroll

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cycle. Incentive compensation will be calculated and paid in accordance with the terms of the applicable plan. All stock-based awards granted to Executive, other than awards granted under a long-term incentive plan, which have not vested as of the date of Executive’s Termination shall immediately vest and become exercisable pursuant to the terms thereof. Awards granted under a long-term incentive plan, such as performance stock awards, will remain outstanding subject to their terms. All shares of stock deliverable pursuant to outstanding PSUs awarded to Executive will be delivered pursuant to the terms thereof. Additionally, a lump sum payment, minus applicable deductions, including deductions for tax withholding, to offset costs of COBRA equal to the current COBRA premium in effect at the date of Termination, multiplied by 12, which amount will be paid within 30 days following Termination.

F.Compliance with Section 409A. If Executive is a “Specified Employee” (within the meaning of Section 409A and determined pursuant to procedures adopted by the Corporation) at the time of Executive’s Termination and any amount that would be paid to Executive during the six-month period following Termination constitutes “Deferred Compensation” (within the meaning of Section 409A), such amount shall not be paid to Executive until the later of (i) six months after the date of Executive’s Termination, and (ii) the payment date or commencement date specified in this Agreement for such payment(s). On the first regular payroll date following the expiration of such six-month period (or if Executive dies during the six-month period, the first payroll date following the death), all payments that were delayed pursuant to the preceding sentence shall be paid to Executive in a single lump sum and thereafter all payments shall be made as if there had been no such delay. All Severance Benefits described in Section 4.B shall be paid by, and no further severance compensation shall be paid or payable after, December 31 of the second calendar year following the year in which Executive’s Termination occurs. Severance Benefits under this Agreement are intended to be exempt from section 409A of the Code under the “separation pay exception,” to the maximum extent applicable. Any payments hereunder that qualify for the “short-term deferral” exception or another exception under section 409A of the Code shall be paid under the applicable exception. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (a) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (b) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (c) the reimbursement of an eligible expense will be made on or before the last day of the taxable year following the year in which the expense is incurred, and (d) the right to reimbursement is not subject to liquidation or exchange for another benefit.

5.Property Rights. Confidentiality. Non-Disparagement, and Restrictive Covenants.

A.The Corporation’s Property.

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i.Assignment of Property Rights. Executive must promptly disclose in writing to the Corporation all inventions, designs, discoveries, processes, procedures, methods, and works of authorship, and any improvements or modifications thereon, whether or not patentable or copyrightable, that Executive alone or jointly conceives, makes, discovers, writes, or creates, during working hours or on Executive’s own time, during this Agreement’s term (the “Works”). Executive hereby assigns to the Corporation all Executive’s rights, including copyrights and patent rights, and any applications with respect thereto, to all Works, whether or not marketed or utilized by the Corporation. The Corporation or its designee shall have the sole and exclusive right to take whatever action it deems appropriate to establish and protect its ownership thereof, and Executive must assist the Corporation as it reasonably requires to perfect, protect, and use its rights to the Works. This provision does not apply to any Work for which no Corporation equipment, supplies, facility, or trade secret information was used and: (1) which does not relate directly to the Corporation’s business or actual or demonstrably anticipated research or development, or (2) which does not result from any work performed for the Corporation.

ii.No Removal of Property. Executive may not remove from the Corporation’s premises, electronic databases or computer network any Corporation records, documents, data, electronically stored information, or other property, in either original or duplicate form, except as necessary in the ordinary course of the Corporation’s business.

iii.Return of Property. Executive must immediately deliver to the Corporation, upon termination of employment, or at any other time at the Corporation’s request, all Corporation property, including records, documents, data (electronically stored or otherwise), and equipment, and all copies of any such property, including any records or data Executive prepared during employment. Additionally, Executive will, if required by the Corporation, provide the Corporation with a signed written statement disclosing and verifying whether Executive has returned all Corporation property previously in Executive’s possession, custody, or control. Executive understands that access or use of the Corporation’s documents, equipment, data, electronic databases, computer network and electronically stored information is for the Corporation’s benefit only and that any use of the Corporation’s documents, equipment, data, electronic databases, computer network or electronically stored information or removal or use of information from the Corporation’s documents, equipment, data, electronic databases, computer network or other electronically stored information for any other purpose is unauthorized and prohibited.

B.Confidential Information. Executive has been and will be given access to and provided with sensitive, confidential, proprietary, and trade secret information

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(“Confidential Information”) in the course of Executive’s employment which is of unique value to the Corporation. Examples of Confidential Information include, without limitation, hard copy or electronically stored information, documents or records including any sensitive, confidential, proprietary, or trade secret information related to: inventions, improvements, and designs; new product or marketing plans; business strategies and plans; merger and acquisition targets; financial and pricing information; computer programs, source codes, models, and databases; analytical models; human resources strategies; the skills and compensation of the Corporation’s employees, contractors, and any other service providers of the Corporation; customer lists and information; information received from or about third parties that the Corporation is obligated to keep confidential; supplier and vendor lists; the existence or content of any business discussions, negotiations, or agreements between the Corporation and any Customer or Restricted Prospective Customer, or any other third party; and other information which is not generally available to the public. Executive agrees not to disclose, publish, or use Confidential Information, either during or after Executive’s employment with the Corporation, except as necessary to perform Executive’s duties or as the Corporation may consent in writing, and for no other purpose. The confidentiality obligations set forth herein shall continue indefinitely, for so long as the Confidential Information remains confidential (and Executive understands that Executive will not be relieved of Executive’s obligations if the Confidential Information loses its confidential nature because of a breach of any of Executive’s obligations to the Corporation). If this Agreement is enforced by a court applying the law of a jurisdiction where a time frame is required for a non-disclosure provision to be enforceable with respect to information that does not rise to the level of a trade secret, then Executive’s obligations with respect to such information will be in effect during Executive’s employment with the Corporation and for three years thereafter. Notwithstanding anything to the contrary herein or in any policy of the Corporation, Executive may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney if such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law or for pursuing an anti-retaliation lawsuit; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and Executive does not disclose the trade secret except pursuant to a court order. In the event a disclosure is made, and Executive files a lawsuit against the Corporation alleging that the Corporation retaliated against Executive because of Executive’s disclosure, Executive may disclose the relevant trade secret or confidential information to Executive’s attorney and may use the same in the court proceeding only if (x) Executive ensures that any court filing that includes the trade secret or confidential information at issue is made under seal; and (y) Executive does not otherwise disclose the trade secret or confidential information except as required by court order.

C.Non-Disparagement. Executive agrees not to criticize, make any negative comments about, or otherwise disparage the Corporation or those associated with it, whether

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orally, in writing, electronically, or otherwise, directly or by implication, to any person or entity, including Corporation customers or agents.

D.Restrictive Covenants. Executive agrees to the restrictive covenants in this Section 5.D in consideration of Executive’s employment and/or continued employment and the Corporation providing Executive access to Confidential Information, which consideration Executive agrees is adequate and good. The restrictive covenants in this Section 5.D apply during Executive’s employment and for 24 months immediately following the termination of Executive’s employment relationship with the Corporation, regardless of how, when, or why the relationship terminates (the “Restricted Period”). During the Restricted Period, Executive agrees that he will not, without the Corporation’s prior written consent, directly or indirectly, engage in any of the following activities:

i.Non-Solicitation. Executive will not, directly or indirectly:

(a)(1) provide, sell, market, attempt to provide, sell or market, or assist any person or entity in the provision, sale, or marketing of any Competitive Product to any Customer with respect to whom, at any time during the twenty-four (24) months immediately preceding the termination of Executive's employment with the Corporation, (i) Executive sold, provided, or assisted in or supervised the sale or provision of, any products or services on behalf of the Corporation, (ii) Executive designed, developed or manufactured, or assisted in or supervised the design, development or manufacture of any product on behalf of the Corporation, (iii) Executive had any business contact on behalf of the Corporation, (iv) Executive had any relationship, business development, sales, service or account responsibility (including, without limitation, any supervisory or managerial responsibility) on behalf of the Corporation, or (v) Executive had access to, or gained knowledge of, any Confidential Information concerning the Corporation’s business with such Customer, or (2) otherwise solicit or communicate with any Customer as described in (i) above for the purpose of selling or providing any Competitive Product;

(b)(1) provide, sell, market, attempt to provide, sell or market, or assist any person or entity in the provision, sale or marketing of any Competitive Product to any Restricted Prospective Customer or (2) otherwise solicit or communicate with any Restricted Prospective Customer for the purpose of selling or providing any Competitive Product;

(c)Raid, hire, or employ any individual who is (or who was, within the six (6) months prior to the termination of Executive's employment

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relationship with the Corporation) a Corporation employee or consultant;

(d)Solicit or recruit for employment any individual who is (or who was, within the six (6) months prior to the termination of Executive's employment relationship with the Corporation) a Corporation employee or consultant;

(e)(1) solicit or recruit for the purpose of hiring or engaging the services of any Restricted Employee; (2) hire, employ or engage the services of any Restricted Employee; (3) assist any person or entity in the recruitment, hiring or engagement of the services of any Restricted Employee; (4) urge, induce or seek to induce any Restricted Employee to terminate their employment with the Corporation; (5) advise, suggest to or recommend to any Competitor that it employ, engage the services of, or seek to employ or engage the services of any Restricted Employee; or (6) interfere with the Corporation’s employment relationship with any Restricted Employee or any other Corporation employee or consultant;

(f)Induce or influence any Corporation consultant who possesses Confidential Information of the Corporation to terminate his, her, or its employment or other relationship with the Corporation;

(g)Interfere with the legal rights of an employee of the Corporation to seek subsequent employment, unless such employee's conduct violates any statutory, common law, or contractual obligations to the Corporation; or

(h)Assist anyone in any of the activities listed above.

ii.Non-Competition. Executive will not:

(a)Perform Competitive Services in the Restricted Area for or on behalf of any Competitor, with respect to Competitive Products; or

(b)Assist anyone in any of the activities listed above.

iii.Definitions.

(a)“Restricted Area.” Because of the nature of the Corporation’s business and the nature of Executive’s duties and responsibilities for the Corporation, Executive’s obligations under this Section 5.D shall apply in each of the following geographic areas, which shall collectively be defined as the “Restricted Area”: (1) the State of Indiana, (2) Elkhart County and St. Joseph County, Indiana, and the

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contiguous counties thereto (including the contiguous counties in the State of Michigan), and (3) an area within a 100 mile radius of any office, facility, and/or manufacturing operation of the Corporation at which or from which Executive performed any executive, operational, managerial, supervisory, and/or related administrative services for or on behalf of the Corporation at any time during the 24 months immediately preceding the termination of Executive’s employment relationship with the Corporation.

(b)“Competitor” is any individual or entity (including a Customer) that engages in the business (in whole or in any part) of the Corporation, and which manufactures, markets, sells, or distributes products and/or services that are the same as or substantially similar to (in terms of type, brand, or purpose), the products and/or services manufactured, marketed, sold, or distributed by the Corporation, as of the date on which Executive’s employment relationship with the Corporation terminates.

(c)“Competitive Products” are products and/or services that are the same as or substantially similar to (in terms of type, brand, or purpose) the products and/or services offered by the Corporation in the business, including, but not limited to, products: (i) regarding which Executive performed any services for the Corporation at any time during the 24-month period preceding the termination of Executive’s employment relationship with the Corporation; and/or (ii) about which Executive had access to any Confidential Information at any time during the 24-month period preceding the termination of Executive’s employment relationship with the Corporation.

(d)“Competitive Services” are services that are the same as or substantially similar to (in terms of type or purpose) the services Executive performed for or on behalf of the Corporation at any point during the 24-month period preceding the termination of Executive’s employment relationship with the Corporation.

(e)“Customer” means any individual or entity as to which, with, or to whom, within the 24-month period immediately preceding the termination of Executive’s employment with the Corporation: (i) any products or services were provided by the Corporation; or (ii) any contract was entered into with the Corporation for the provision of any products or services.

(f)“Restricted Prospective Customer” means (i) any person or entity whom Executive, on behalf of the Corporation, solicited, assisted in the solicitation of, or engaged in marketing, sales, or business

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development efforts towards, at any time during the twelve (12) months immediately preceding the termination of Executive’s employment; and/or (ii) any person or entity to whom the Corporation submitted a quotation, bid, or sales proposal at any time during the twelve (12) months immediately preceding the termination of Executive’s employment if Executive was involved in or aware of such quotation, bid, or sales proposal during Executive’s employment.

(g)“Restricted Employee” means any individual employed with the Corporation during Executive’s employment with the Corporation provided the following two conditions are satisfied with respect to such individual: (1) as of the time of the action in question, such individual is then, or within the immediately preceding ninety (90) day period was, employed by the Corporation; and (2) such individual (i) regularly received, helped create, or had access to any of the Corporation’s trade secrets and/or Confidential Information during their employment with the Corporation, (ii) possesses or has had access to any of the Corporation’s information that would give a Competitor an unfair advantage if such individual were to be employed by a Competitor, and/or (iii) is or was involved in a software development role, sales role, business development role, managerial role, or customer relationship management role for the Corporation.

iv.To the extent Executive and the Corporation agree at any time to enter into separate agreements containing restrictive covenants with different or inconsistent terms than those contained herein, Executive and the Corporation acknowledge and agree that such different or inconsistent terms shall not in any way affect, have relevance to, or supersede the restrictive covenants contained herein, and the provisions in any such separate agreements and in this Agreement shall be interpreted in such a manner to give the Corporation its maximum rights and enforceability with respect to the restrictive covenants contained herein and the restrictive covenants contained in any separate agreements to which Executive and the Corporation are parties.

v.The foregoing shall not be deemed to prevent Executive from investing in securities if such class of securities in which the investment is made is listed on a national securities exchange or is of a company registered under Section 12(g) of the Securities Exchange Act of 1934 and, if the company in which such investment is made competes with the Corporation, such investment represents less than one (1%) percent of the outstanding securities of such class.

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Executive has carefully considered the nature and extent of the restrictions placed upon Executive, and the rights and remedies of the Corporation contained in Section 5 of this Agreement, and acknowledges and agrees that they are reasonable as to time, territory, and activity; are designed to eliminate unfair competition to the Corporation; do not stifle Executive's inherent skill and experience or prohibit Executive from being gainfully employed in Executive's chosen profession; are fully required to protect the legitimate interests of the Corporation; and do not confer a benefit upon the Corporation disproportionate to the restrictions imposed upon Executive, or the consideration given therefor.

E.Cooperation and Indemnification. Executive agrees to cooperate fully (i) with the Corporation in the investigation, prosecution, or defense of any potential claims or concerns regarding the Corporation’s business about which Executive has relevant knowledge, including by providing truthful information and testimony as reasonably requested by the Corporation, and (ii) with all government authorities on matters pertaining to any investigation, litigation, or administrative proceeding concerning the Corporation. The Corporation will reimburse Executive for any reasonable travel and out-of-pocket expenses incurred by Executive in providing such cooperation. The Corporation will indemnify Executive, in accordance with the Delaware General Corporation Law, for all claims and other covered matters arising in connection with Executive’s employment.

F.Injunctive Relief. Executive agrees that Executive’s agreements and undertakings contained herein are valuable and unique and that in the event of a breach, or threatened breach, by Executive of the terms hereof (a) legal remedies (money damages) for any breach of Section 5 will be inadequate, (b) the Corporation will suffer immediate and irreparable harm from any such breach, and (c) the Corporation will be entitled to injunctive relief from a court in addition to any legal remedies the Corporation may seek. If a court determines that Executive has breached any provision of Section 5, Executive agrees to pay to the Corporation its reasonable costs and attorney’s fees incurred in enforcing that provision. Any claim Executive has against the Corporation shall not be used by Executive as a defense to the enforcement of the provisions of Section 5 of this Agreement and will not be used to prohibit the Corporation from seeking or obtaining injunctive relief against Executive.

6.Miscellaneous.

A.Recoupment. Any and all payments made or required to be made and pursuant to this Agreement shall be subject to repayment to the Corporation by Executive (and the successors, assigns, heirs, estate, and personal representative of the Executive) pursuant to the terms of any clawback, recoupment, or other policy implemented from time to time by the Corporation, as amended (the “Recoupment Policy”). As additional consideration for any payment or award granted to Executive, Executive agrees to be bound by and subject to the Recoupment Policy as in effect at any time and from time to time, as amended (whether before, at, or after the granting or payment of any award).

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B.Adequacy of Consideration. Executive acknowledges and agrees that he has received, prior to or contemporaneously with the Effective Date, adequate consideration from the Corporation to enter into this Agreement.

C.Survival. The provisions of Sections 5 and 6 shall survive any termination of this Agreement. The parties also agree that Executive’s obligations under Section 5 remain in effect regardless of any reason that his employment with the Corporation ends.

D.Tax Withholding. All compensation payable under this Agreement will be subject to applicable tax withholding and other required or authorized deductions.

E.Compensation Subject to Plan. All compensation, in whatever form, payable pursuant to this Agreement shall be subject in all respects to the terms, provisions, and conditions of the LCI Industries Amended 2018 Omnibus Incentive Plan, as amended and restated from time to time.

F.Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests, or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as FedEx or UPS, addressed to the Corporation (to the attention of the Secretary of the Corporation) at its principal executive office and to Executive at Executive’s principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

G.Assignment. This Agreement shall inure to the benefit of and be binding upon the Corporation, its successors, and assigns, and the Executive, his heirs, executors, administrators, and legal representatives. Executive may not assign this Agreement. The Corporation may assign this Agreement. This Agreement shall not be terminated, voluntarily or involuntarily, by the liquidation or dissolution of the Corporation or by the merger or consolidation of the Corporation with or into another corporation. Any successor to the Corporation will be deemed to be the Corporation under this Agreement.

H.Entire Agreement: Amendment. This Agreement contains the parties’ entire agreement regarding its subject matter. Except as modified by a court of competent jurisdiction pursuant to the blue pencil doctrine or otherwise, this Agreement may only be amended in a writing signed by the parties. This Agreement supersedes any and all prior oral or written employment agreements (including letters and memoranda) between Executive and the Corporation or its predecessors. This Agreement does not supersede the terms of any stock option, restricted stock, or stock

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appreciation rights plan or award. Nothing in this Agreement, nor any fixing of compensation in the form of base salary, bonus, stock-based awards, deferred compensation, or otherwise, shall prevent the Corporation from granting to Executive additional compensation in the form of cash, salary increase, stock-based awards, deferred compensation, or otherwise.

I.Choice of Law. This Agreement shall be governed by the internal laws of the State of Indiana without giving effect to principles of conflicts of law. Each party hereto hereby irrevocably submits to the exclusive jurisdiction and venue of the United States District Court located in Indianapolis, Indiana over any suit, action, or proceeding arising out of or relating to this Agreement. Each party hereby irrevocably waives to the fullest extent permitted by law, (i) the right to a trial by jury; (ii) any objection that they may now or hereafter have to the venue of any such suit, action, or proceeding brought in any such court; or (iii) any claim that any such suit, action, or proceeding has been brought in an inconvenient forum. Final judgment in any suit, action, or proceeding brought in any such court shall be conclusive and binding upon each party duly served with process therein and may be enforced in the courts of the jurisdiction of which either party or any of their property is subject, by a suit upon such judgment.

J.Waivers. No party’s failure to exercise, or delay in exercising, any right or remedy under this Agreement will be a waiver of such right or remedy, nor will any single or partial exercise of any right or remedy preclude any other or further exercise of such right or remedy.

K.Headings. The headings of this Agreement are for the convenience of reference only and shall not affect in any manner any of the terms and conditions hereof.

L.Narrowed Enforcement and Severability. If any provision or clause of this Agreement, or any portion thereof, shall be held by any court or other tribunal of competent jurisdiction to be illegal, invalid, or unenforceable in such jurisdiction, the remainder of such provision shall not thereby be affected and shall be given full force and effect, without regard to the invalid portion. It is the intention of the parties that each of the restrictions in Section 5.D be severable, and, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, invalid, or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and in its reduced form, such provision shall then be enforceable and shall be enforced.

M.Attorney’s Fees. In the event of any proceeding involving a claim or dispute arising under this Agreement, the prevailing party (by motion, on the merits, or otherwise) shall be entitled to recover, in addition to any remedy awarded in such proceeding, all costs and expenses, including actual attorney’s fees, incurred by the prevailing party in such proceeding.

N.Payment of Deferred Compensation - Section 409A. To the extent applicable, it is intended that the compensation arrangements under this Agreement be in full

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compliance with Section 409A. This Agreement shall be construed in a manner to give effect to such intention. In no event whatsoever shall the Corporation be liable for any tax, interest, or penalties that may be imposed on Executive under Section 409A. The Corporation shall have no obligation to indemnify or otherwise hold Executive harmless from any such taxes, interest, or penalties, or from liability for any damages related thereto.

O.Electronic Transmission/Counterparts. The executed version of this Agreement may be delivered by facsimile or email, and upon receipt, such transmission shall be deemed delivery of an original. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, and all of which together will constitute one document

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LIPPERT COMPONENTS, INC. By: /s/ John A. Sirpilla John A. Sirpilla Interim Chief Executive Officer	EXECUTIVE By: /s/ Jamie M. Schnur Jamie M. Schnur President - Aftermarket & Technology Groups

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